Exhibit 99.1

Standard BioTools Announces Exchange of All Outstanding Series B Convertible Preferred Stock for Common Stock

SOUTH SAN FRANCISCO, Calif., March 18, 2024 -- Standard BioTools Inc. (“Standard BioTools” or the “Company”) (Nasdaq: LAB) today announced that it has exchanged all outstanding shares of its Series B Convertible Preferred Stock (the “Series B Preferred”) for shares of common stock pursuant to an agreement with stockholders affiliated with Viking Global Investors (“Viking”) and Casdin Capital (“Casdin").

Thomas Carey, Chairman of the Standard BioTools Board of Directors, said, “We are pleased to reach this agreement with Viking and Casdin. By streamlining our capital structure, we believe this transaction will make us more attractive to new long-term investors and potential M&A partners, as we pursue our strategy to unlock value for all of our stockholders in this highly fragmented market. We appreciate Viking and Casdin’s longstanding support and partnership and are pleased to have them as common stockholders.”

Michael Egholm, PhD, President and Chief Executive Officer of Standard BioTools, said, “We are successfully executing on our strategy to drive profitable growth through a focus on operational excellence coupled with disciplined M&A to build a more diverse portfolio of unique products. With our significant momentum and the progress underway, this transaction is another important step forward in our commitment to create sustainable, long-term stockholder value.”

Under the terms of the exchange agreement, Standard BioTools issued a total of approximately 93 million shares of common stock in exchange for all of the Series B Preferred at an exchange price of $2.75 per share. This exchange price resulted in the issuance of approximately 17.8 million additional shares of common stock, as compared to the shares of common stock issuable under the Series B Preferred’s stated $3.40 per share conversion price. The issuance of the incremental shares of common stock represents less than 5% dilution on an as-issued basis, and has resulted in the elimination of all Series B Preferred senior rights, including the elimination of the approximately $250 million liquidation preference, the put right in the event of a change in control and Series B Preferred governance rights. As a result, the Company now has approximately 382.5 million shares of common stock outstanding.

TD Cowen served as financial advisor to the Special Committee of the Board of Directors and Mintz, Levin, Cohn, Ferris, Glovesky and Popeo served as legal counsel.

About Standard BioTools Inc.

Standard BioTools Inc. (Nasdaq: LAB), previously known as Fluidigm Corporation, is driven by a bold purpose – Unleashing tools to accelerate breakthroughs in human health. Standard BioTools has an established portfolio of essential, standardized next-generation technologies that help biomedical researchers develop medicines faster and better. As a leading solutions provider, the company provides reliable and repeatable insights in health and disease using its proprietary mass cytometry and microfluidics technologies, which help transform scientific discoveries into better patient outcomes. Standard BioTools works with leading academic, government, pharmaceutical, biotechnology, plant and animal research, and clinical laboratories worldwide, focusing on the most pressing needs in translational and clinical research, including oncology, immunology, and immunotherapy. Learn more at www.standardbio.com or connect with us on Twitter®, Facebook®, LinkedIn, and YouTube™. Standard BioTools, the Standard BioTools logo, Fluidigm, the Fluidigm logo, “Unleashing tools to accelerate breakthroughs in human health,” Hyperion, Hyperion XTi, XTi, and X9 are trademarks and/or registered trademarks of Standard BioTools Inc. or its affiliates in the United States and/or other countries. All other trademarks are the sole property of their respective owners. Standard BioTools products are provided for Research Use Only. Not for use in diagnostic procedures.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the potential benefits of a streamlined capitalization structure; our ability to attract new long-term investors and potential M&A partners; future business performance; expectations, operational and strategic plans; deployment of capital; and market and growth opportunities. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including, but not limited to, the outcome of any legal proceedings related to the merger with SomaLogic, Inc.; risks that the anticipated benefits of the merger with SomaLogic, Inc. or other commercial opportunities may otherwise not be fully realized or may take longer to realize than expected; risks that we may not realize expected cost savings from our restructuring, including the anticipated decrease in operational expenses, at the levels we expect; possible restructuring and transition-related disruption, including through the loss of customers, suppliers, and employees and adverse impacts on our development activities and results of operation; restructuring activities, including our subleasing plans, customer and employee relations, management distraction, and reduced operating performance; risks that internal and external costs required for ongoing and planned activities may be higher than expected, which may cause us to use cash more quickly than we expect or change or curtail some of our plans, or both; risks that our expectations as to expenses, cash usage, and cash needs may prove not to be correct for other reasons such as changes in plans or actual events being different than our assumptions; changes in our business or external market conditions; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; interruptions or delays in the supply of components or materials for, or manufacturing of, our products; reliance on sales of capital equipment for a significant proportion of revenues in each quarter; seasonal variations in customer operations; unanticipated increases in costs or expenses; continued or sustained budgetary, inflationary, or recessionary pressures; uncertainties in contractual relationships; reductions in research and development spending or changes in budget priorities by customers; uncertainties relating to our research and development activities, and distribution plans and capabilities; potential product performance and quality issues; risks associated with international operations; intellectual property risks; and competition. For information regarding other related risks, see the “Risk Factors” section of our annual report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 1, 2024, and in our other filings with the SEC. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements except as may be required by law.

Contacts

Investors

David Holmes

Gilmartin Group LLC

(332) 330-1031

ir@standardbio.com

Media
Nick Lamplough / Dan Moore / Tali Epstein
Collected Strategies
LAB-CS@collectedstrategies.com